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                                                                   Exhibit 10.69

                                  June 1, 2001

Mr. Bradley Roos
3989 Wieuca Road
Atlanta, Georgia 30342

Dear Brad:

I am pleased to confirm the following terms of your continued full time employment with The Profit Recovery Group USA, Inc. ("PRG") as Senior Vice President-Sales and Marketing.

1. Base Salary. Effective February 26, 2001, base salary paid at the rate of $185,000.00 per annum, paid $7,115.38 every two weeks and pro-rated for partial years.

2. Performance Bonus. Beginning January 1, 2001 and for so long as you remain employed by PRG you will be eligible for annual bonuses, which will include annual payout potentials of 35% of your base salary for achievement of your Target performance goals, and a maximum annual payout potential of 70% of your base salary. The measurement periods will be calendar quarter or calendar year or a combination of both. Your bonus will be pro-rated for partial years based on the number of days you were employed by PRG during such year.

3. Employee Benefits. You will continue to be eligible for participation in PRG's Employee Benefits Plan, which currently offers medical, dental, life, short term and long term disability insurance, flexible spending accounts, 401(k) Savings Plan and Employee Stock Purchase Program. The effective dates for your coverage and participation in these plans have previously been communicated to you under separate cover.

4. Reimbursement of Expenses. PRG will pay your reasonable travel and business expenses (including air travel at business class rate), subject to you submitting receipts in accordance with PRG's normal practices and procedures.

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Mr. Bradley Roos
June 1, 2001
Page 2


5.   Termination.

     (a) This Agreement may be terminated by PRG for "cause" upon delivery to you of notice of termination. As used herein, "cause" shall mean (i) any material misstatement or omission in your employment application, resume or any other materials provided by you and used by PRG in its decision to employ you, (ii) fraud, dishonesty, gross negligence, willful misconduct, commission of a felony or an act of moral turpitude, or (iii) engaging in activities prohibited by Sections 3, 4, 5, 6 or 7 of the Employee Agreement signed by you and dated February 14, 2000, or any other material breach of this Agreement.

     (b)  You may, without cause, terminate this Agreement by giving PRG thirty
          (30) days' written notice in the manner specified in Section 8 hereof and such termination will be effective on the thirtieth (30th) day following the date of such notice or such earlier date as PRG specifies. PRG may, without cause, terminate this Agreement by giving to you thirty (30) days' written notice in the manner specified in
          Section 8 hereof and such termination will be effective on the thirtieth (30th) day following the date of such notice. At PRG's option, you will cease performing your duties as an employee on such earlier date as PRG may specify in notice of termination.

     (c) In the event of your Disability, physical or mental, PRG will have the right, subject to all applicable laws, including without limitation, the Americans with Disabilities Act ("ADA"), to terminate your employment immediately. For purposes of this Agreement, the term "Disability" shall mean your inability or expected inability (or a combination of both) to perform the services required of you hereunder due to illness, accident or any other physical or mental incapacity for an aggregate of ninety (90) days within any period of one hundred eighty (180) consecutive days during which this Agreement is in effect, as agreed by the parties or as determined pursuant to the next sentence. If there is a dispute between you and PRG as to whether a Disability exists, then such issue shall be decided by a medical doctor selected by PRG and a medical doctor selected by you and your legal representative (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half (1/2) of the costs associated with engaging any third medical doctor.

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Mr. Bradley Roos
June 1, 2001
Page 3


     (d) In the event this Agreement is terminated, all provisions in this Agreement or the Employee Agreement relating to any actions, including those of payment or compliance with covenants, subsequent to termination shall survive such termination.

6.   Severance Payments.

     (a) If your employment with PRG is terminated by PRG for cause or if you voluntarily resign other than due to Retirement (as defined below), you will receive your base salary prorated through the date of termination, payable in accordance with PRG's normal payroll procedure, and you will not receive any bonus or any other amount in respect of the year in which termination occurs or in respect of any subsequent years.

     (b) If your employment with PRG is terminated by PRG without cause, you will receive your base salary and bonus for the year in which such termination occurs prorated through the date of such termination, plus a severance payment, subject to adjustment as set forth below, equal to twelve (12) months of the then current base salary. Except as provided in the immediately preceding sentence, you will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary will be paid in accordance with PRG's normal payroll procedure, the prorated bonus will be paid in a lump sum within ninety (90) days after the end of the year to which it relates and the severance payment will be paid in twelve (12) equal monthly installments commencing on the last day of the first month following termination. If you are terminated without cause, any severance benefits to which you are otherwise entitled will be reduced by any compensation you earn from other employment or consulting or otherwise for services during the twelve
          (12) month period following the effective date of your termination of employment with PRG.

     (c) If your employment with PRG is terminated by your death or Retirement, you (or your legal representative in the case of death) will receive base salary and bonus for the year in which such termination occurs prorated through the date of such termination and will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary will be in accordance with PRG's normal payroll procedure and the prorated bonus will be paid in a lump sum within ninety (90) days after the end of the year to which it relates.

     (d) If your employment with PRG is terminated for Disability (as defined below), you or your legal representative will receive (i) all unpaid base salary and

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Mr. Bradley Roos
June 1, 2001
Page 4


          bonus for the year in which such termination occurs prorated through the date of termination with such prorated base salary payable in accordance with PRG's normal payroll procedure and the prorated bonus payable in a lump sum within ninety (90) days after the end of the year to which it relates, and (ii) base salary for a period of ninety
          (90) days following termination of employment due to Disability at the rates in effect upon the date of such termination payable in accordance with PRG's normal payroll procedure, reduced (but not below zero) by the sum of (x) all amounts paid by PRG to you as base salary prior to termination of employment for the times that you were unable to perform the services required of you under this Agreement due to illness, accident or any other physical or mental incapacity which resulted in your Disability and (y) all amounts that you are eligible to receive under any of PRG's standard short-term group disability insurance coverage provided to you as a result of such illness, accident or any other physical or mental incapacity. To the extent that PRG has not reduced its payments to you to reflect such amount that you are eligible to receive under such short-term group disability coverage, you will immediately remit to PRG such amount upon your receipt thereof. You will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. In lieu of terminating your employment, PRG may elect to put you on unpaid leave of absence for a period determined in PRG's sole discretion, but in no event to exceed one year. If put on unpaid leave of absence, you will be entitled to the same compensation to which you are entitled if you are terminated as set forth above and shall not be entitled to any further compensation except that you will continue to maintain your eligibility in all PRG benefit plans (but only to the extent such continued eligibility is not prohibited pursuant to the terms of any such plan) provided that PRG will have no responsibility to pay any premiums or other amounts on your behalf with respect to any such plans. Notwithstanding anything contained herein to the contrary, if PRG elects to place you on unpaid leave of absence in lieu of terminating you, (i) PRG will be entitled to subsequently terminate your employment with PRG on the expiration of such leave of absence without any further monetary obligations to you and (ii) PRG will have no obligation to reinstate you to active status unless PRG determines in its sole discretion that such reinstatement is in the best interests of both PRG and you.

     (e) If your employment is terminated for any reason, you will be paid within sixty (60) days of termination for the value of all unused vacation time which accrued during the calendar year in which such termination occurs up to the date of termination in accordance with the Company's policies.

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Mr. Bradley Roos
June 1, 2001
Page 5


     (f) If you fail to observe or perform any of your duties and obligations under Sections 3, 4, 5, 6 or 7 of the attached Employee Agreement, you will forfeit any right to severance or other termination payments of any amounts other than base salary prorated through the date of termination and upon PRG's demand for same, you shall repay PRG any severance or other termination payments paid to you after the date of termination of your employment with PRG (other than such base salary).

     (g) Notwithstanding anything contained herein to the contrary, as conditions precedent to receiving any severance benefits under this Agreement, you will be required to (i) return all property of PRG including, without limitation, all Confidential Information (as that term is define in your Employee Agreement), and (ii) execute and deliver in a mutually satisfactory form (A) a general release and covenant not to sue in favor of PRG, and its officers, directors and employees, and (B) an agreement (1) to assist PRG with any claims or litigation with others involving matters within the scope of your employment with PRG, whether or not such claims or litigation is initiated by PRG or others, (2) to refrain from assisting others who are asserting claims against PRG or suing PRG, and (3) to refrain from any disparagement of PRG, or its officers, directors or employees.

7. Successors and Assigns. You may not assign this Agreement. This Agreement may be assigned by PRG to any affiliate of PRG. The provisions of this Agreement will be binding upon your heirs and legal representatives.

8. Notices. Any notice to be given under this Agreement shall be given in writing and may be effected by personal delivery or by placing such in the United States certified mail, return receipt requested and addressed as set forth below, or as otherwise addressed as specified by the parties by notice given in like manner:

If to PRG: The Profit Recovery Group USA, Inc.
           2300 Windy Ridge Parkway
           Suite 100 North
           Atlanta, Georgia 30339-8426
           Attention: President

If to you: 3989 Wieuca Road
           Atlanta, Georgia 30342

9. Withholdings. PRG will deduct or withhold from all amounts payable to you pursuant to this Agreement such amount(s) as may be required pursuant to applicable federal, state or local laws.

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Mr. Bradley Roos
June 1, 2001
Page 6


10. Entire Agreement. This Agreement, the Employee Agreement and such other documents as may be referenced by such documents (the "Referenced Documents"), constitute our entire agreement with respect to the subject matter hereof and, except as specifically provided herein or in the Employee Agreement and the Referenced Documents, supersedes all of our prior discussions, understandings and agreements. Any such prior agreements shall be null and void. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Time is of the essence of this Agreement and each and every Section and subsection hereof.

Please confirm your acceptance of this offer by signing and returning this letter to me at your earliest convenience but in any event on or before June 8, 2001.

                                        Best wishes,


                                        /S/ Marie Neff
                                        ----------------------------------------
                                        Marie A. Neff,
                                        Senior Vice President, Human Resources

Accepted and agreed:


/S/ Bradley Roos
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Bradley Roos

Date: 1 June 2001